AGREEMENT

This AGREEMENT (“Agreement”) is entered into as of the 28thst day of February 2006, by and between First Potomac Realty Investment Limited Partnership, a Delaware limited partnership, (“Employer” or “Company”) and Louis T. Donatelli (“Employee” or “Chairman”), collectively referred to as the “Parties”.

WHEREAS, pursuant to the terms of that certain Employment Agreement dated October 8, 2003 by and between the Parties (the “Employment Agreement”), and that certain Non-Competition, Confidentiality and Non-Solicitation Agreement dated October 8, 2003 by and between the Parties (the “Non-Compete Agreement”), Employer has employed Employee as an executive of the Company; and

WHEREAS, the Parties wish to terminate the Employment Agreement and Non-Compete Agreement as of February 28, 2006 (the “Termination Date”), and to provide for the Chairman’s compensation thereafter as a non-employee member of the Board of Trustees of the Company (the “Board”);

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the following, the Parties agree as follows:

1. Employee is hereby awarded three thousand (3,000) shares of common stock of the Company as a bonus for his services to the Company as an executive during calendar year 2005.

2. The Employment Agreement and the Non-Compete Agreement are hereby terminated in their entirety and each shall have no further force or effect. No payments or benefits are or shall be due Employee thereunder.

3. While serving as Chairman of the Board as a non-employee trustee during calendar year 2006, the Chairman will receive cash compensation based on an annual fee of $16,000, paid in four installments of $4,000 each on March 1, April 1, July 1 and October 1, 2006. While serving on the Investment Committee of the Board during calendar year 2006, the Chairman will receive additional cash compensation based on an annual fee of $5,000, paid in four installments of $1,250 each on the same dates as above. In addition, the Chairman shall be awarded three thousand (3,000) shares of common stock of the Company on the date of the Annual Meeting of Shareholders, now scheduled for May 26, 2006. Thereafter, the cash portion of the Chairman’s compensation for service as Chairman of the Board and on committees of the Board shall be calculated and paid on the same basis as the cash compensation paid to the other non-employee trustees, and the stock portion of his compensation shall be twice the number of shares awarded to each of the other non-employee trustees.

4. The Chairman shall continue to be eligible to participate in all Company benefit programs, subject to the same payment terms as officers of the Company and any changes or modifications by the Company to such benefits and payment terms made in the normal course of operations, during the period he serves as a trustee on the Board.

5. The Parties agree that this Agreement shall be binding upon and inure to the benefit of the assigns, heirs, executors, and administrators of the Chairman and the officers, directors, employees, agents, parents, affiliates, predecessors, successors, purchasers, assigns, and representatives of Employer, that this Agreement contains the entire agreement and understanding of the Parties, that there are not additional promises or terms among the Parties other than those contained herein, and that this Agreement shall not be modified except in writing signed by each of the Parties. Any and all prior agreements between the Parties are null and void and are superceded by this Agreement.

6. Employee represents that he has read this Agreement, that he understands all of its terms, and that he enters into this Agreement voluntarily and with knowledge of its effect.

7. This Agreement and any amendment hereto may be executed in any number of counterparts and by each Party on separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one of the same instrument. Any Party may execute this Agreement by delivery to the other Party of a facsimile copy hereof evidencing such Party’s signature.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first written above.

/s/ Louis T. Donatelli

LOUIS T. DONATELLI

FIRST POTOMAC REALTY INVESTMENT

LIMITED PARTNERSHIP

By: First Potomac Realty Trust, its General Partner

By: /s/ Joel F. Bonder
Joel F. Bonder
Executive Vice President
and General Counsel